UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 18, 2007

Power-One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29454	77-0420182
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

740 Calle Plano, Camarillo, California		93012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  805-987-8741

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 18, 2007, the Company committed to a restructuring plan for which it expects to record approximately $4 to $5 million in restructuring and impairment charges during the second quarter of 2007.  The Company expects that the portion of the charge that will result in future cash expenditures will be approximately $1 million to $1.5 million for severance for terminated employees, approximately $2.5 million to $3 million for continuing lease obligations on closed facilities, the longest of which extends through 2014, and approximately $0.3 million for contract termination costs and other asssociated costs.  The balance of these charges relate to non-cash asset impairments, primarily property and equipment and other assets.  The expected charges result primarily from a plan to significantly downsize the Company’s operations in North America, as certain functions move to other existing Power-One facilities in low-cost locations, and to reduce operations and overhead in other locations.  The Company expects that the restructuring actions will be substantially complete mid-way through the third quarter ended September 30, 2007.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2007, the Compensation Committee of Power-One, Inc. (the “Company”) adopted new standard forms of Change in Control agreements for use with selected executive officers of the Company.  Two forms of Change in Control agreements were adopted.  One of these forms applies to the offices of Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer (the “Senior Executive Change in Control Agreement”).   The other form applies to the offices of Chief Technology Officer, Executive Vice President, and Secretary & General Counsel (the “Executive Change in Control Agreement”).  (These two forms of agreement are referred to collectively as the “CIC Agreements.”)

The following descriptions of certain provisions of the CIC Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Senior Executive Change in Control Agreement and the form of Executive Change in Control Agreement filed as Exhibit 10.18 and Exhibit 10.19, respectively, hereto.

Each CIC Agreement provides for automatic renewal on an annual basis effective at the anniversary date of the CIC Agreement, unless the Compensation Committee provides written notice of termination of the agreement to an executive at least three months prior to the renewal date.

Under the CIC Agreements, the executive would generally be entitled to severance benefits in the event that the Company terminates the executive’s employment without cause or in the event that the executive terminates his employment for good reason (as “cause” and “good reason” are defined in the CIC Agreements), in either case within 6 months before or 24 months after a change in control (as defined in the CIC Agreement) of the Company.

Exhibit Index

10.18                     Senior Executive Change in Control Agreement

10.19                     Executive Change in Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 24, 2007	POWER-ONE, INC.

	By:	/s/ Jeffrey J. Kyle
Jeffrey J. Kyle
Vice President— Finance, Treasurer and Chief Financial Officer